SEPARATION AGREEMENT
AND GENERAL RELEASE
THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into as of this 20th day of July, 2024, by and among Spirit AeroSystems, Inc. (the “Company”), Spirit AeroSystems Holdings, Inc., the parent of the Company (the “Parent”), and Alan Young (the “Executive”).
FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.Separation. Effective as of July 18, 2024 (the “Separation Date”), the Executive is no longer employed by the Company as its Senior Vice President, Chief Procurement Officer and no longer holds any and all other positions he held as an officer or director of the Company or any of its subsidiaries or as an officer of the Parent. In accordance with Section 6(d) of the Employment Agreement between the Company and the Executive, dated as of October 1, 2013 (the “Employment Agreement”), no other action is required for these separations to be effective.
2.Consideration in Settlement. In consideration of (i) the release of all claims described below in Paragraph 4, (ii) the Covenant Not to Sue in Paragraph 5, (iii) non-disparagement provision in Paragraph 6, (iii) the protective agreement described in Paragraph 7, (iv) the agreement of future cooperation in Paragraph 16, and (v) the other terms of this Agreement, the Company agrees to compensate the Executive as follows (subject in all cases to Paragraph 2(g) of this Agreement):
(a)Separation Payments. The Company shall pay the Executive the sum of $475,000 (the “Separation Payment”), which comprises an amount equivalent to one year of the Executive’s current annual base salary of $455,000 and an additional sum of $20,000 to assist with costs associated with continuation of coverage pursuant to Part 6 of Title I of ERISA and Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), consistent with Company policy and federal law, or to use as Executive otherwise sees fit. The Separation Payment shall be payable in a lump sum amount to be paid to the Executive on the Company’s first payroll date, as administratively practicable, after the Effective Date.
(b)Award Equivalent. The Company shall pay the Executive a lump sum amount of $396,450 in recognition of various long-term incentive awards that will be forfeited in accordance with their terms, to be paid on the Company’s first payroll date, as administratively practicable,after the Effective Date.
(c)Transition Services. The Company shall pay the Executive a limp sum amount of $50,000 for Executive to obtain transition services, to be paid on the Company’s first payroll date, as administratively practicable, after the Effective Date.
(d)Benefit Plans. Following the Separation Date, the Executive shall be entitled to receive (i) his account balance and accrued benefit, as applicable, under the Parent’s

Retirement and Savings Plan and (ii) his matching contribution and account balance, as applicable, under the Parent’s Deferred Compensation Plan, each in accordance with the terms of such plans.
(e)Taxes. The Company and the Executive acknowledge and agree that all payments made hereunder constitute “wages” for purposes of FICA, FUTA and income tax withholding and such taxes shall be withheld, as well as any other withholdings that are typically deducted from wages, as to any payments made under this Agreement.
(f)Other Continuing Rights. The Executive agrees that, except for his accrued base salary earned through the Separation Date and the payments outlined above in this Paragraphs 2 or 3, he has been paid all other compensation due to him, including but not limited to all salary, bonuses, deferred compensation, incentives and all other compensation of any nature whatsoever. Except as set forth above, no other sums (contingent or otherwise) shall be paid to the Executive in respect of his employment by the Company or the Parent, and any such sums (whether or not owed) are hereby expressly waived by the Executive.
(g)Contingent Entitlement. The Executive acknowledges and agrees that his entitlement to payments under Paragraph (2)(a) through (c) shall be conditioned on his continuing compliance with Paragraphs 4, 5, 6, 7, 11(c) and 16 of the Agreement. The Executive’s violation of any obligation within Paragraphs 4, 5, 6, 7, 11(c) or 16 shall terminate the Company’s obligation to continue to make payments in accordance with Paragraph 2(a) through (c).
3.Reimbursement of Expenses. The Company shall reimburse the Executive for any and all business expenses to which he is entitled to reimbursement under the Company’s expense reimbursement policies and procedures in effect on the date hereof. All expenses for reimbursement shall be submitted within thirty (30) days from the date of this Agreement, and the Company shall process such expenses promptly. Any expenses submitted after this thirty (30) day period will not be paid.
Executive shall remain and be held personally responsible to pay the balance of any personal expenses charged to a Company credit card
4.General Release. As a material inducement to the Company and the Parent to enter into this Agreement and in consideration of the payments to be made by the Company and the Parent to the Executive in accordance with Paragraph 2 above, the Executive, on behalf of himself, his representatives, agents, estate, heirs, successors and assigns, and with full understanding of the contents and legal effect of this Agreement and having the right and opportunity to consult with his counsel, releases and discharges the Company, the Parent, and their respective shareholders, officers, directors, supervisors, members, managers, employees, agents, representatives, attorneys, insurers, parent companies, divisions, subsidiaries, affiliates and all employee benefit plans sponsored or contributed to by the Company or the Parent (including any fiduciaries thereof), and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has (through the Separation Date), whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, or other entity, regardless of the relief or remedy; provided, however, and subject to Paragraphs 5 and 8 below, the Agreement is not intended to and does not limit the Executive’s right to file a charge or participate in an investigative proceeding of the Equal Employment Opportunity Commission (“EEOC”) or another governmental agency. Without limiting the generality of the foregoing, it being the intention of the parties to make this release as broad and as general as the law permits, this release specifically includes, but is not limited to, and is intended to explicitly release: any claims under the Employment Agreement; and any and all subject matter and claims arising from any alleged violation by the Released Parties under the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act of 1990; the Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended (whether such subject matter or claims are brought on an individual basis, a class representative basis, or otherwise on behalf of an employee benefit plan or trust); the Kansas Act Against Discrimination, the Kansas Age Discrimination in Employment Act, the Kansas wage payment statutes, and other similar state or local laws; the Americans with Disabilities Act; the Family and Medical Leave Act; the Genetic Information Nondiscrimination Act of 2008; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, tort claim, employment or other contract or implied contract claim, or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, invasion of privacy, or any other claim, arising out of or involving his employment with the Company, his services to the Parent, the termination of his employment with the Company, or involving any other matter.
The Executive further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging party at the time of execution of the release and discharge. The Executive hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of Kansas. The foregoing notwithstanding, the Company and the Parent hereby acknowledge and agree that the foregoing release shall not apply with respect to the Executive’s right (i) to enforce the terms of this Agreement and (ii) to indemnification as an officer and director of the Company and the Parent in accordance with the Company’s and the Parent’s certificate of incorporation and bylaws and to continued coverage under the Company’s and its Parent’s Directors and Officers liability insurance policies as in effect from time to time, all as applicable.
5.Covenant Not to Sue. The Executive, for himself, his heirs, executors, administrators, successors and assigns agrees not to bring, file, claim, sue or cause, assist, or permit to be brought, filed, or claimed any action, cause of action, or proceeding regarding or in any way related to any of the claims described in Paragraph 4 above, and further agrees that this

Agreement will constitute and may be pleaded as, a bar to any such claim, action, cause of action or proceeding. If the Executive files a charge or participates in an investigative proceeding of the EEOC or another governmental agency, or is otherwise made a party to any proceedings described in Paragraph 4 above, the Executive will not seek and will not accept any personal equitable or monetary relief in connection with such charge or investigative or other proceeding.
6.No Disparaging, Untrue Or Misleading Statements. Executive represents that he has not made, and agrees that he will not make, to any third party any disparaging, untrue, or misleading written or oral statements about or relating to the Company, or its products or services, or about or relating to any officer, director, agent, employee, or other person acting on the Company’s behalf. The Company agrees to use reasonable efforts to ensure that its “named executive officers”, as such term is defined under Item 402 of Regulation S-K promulgated by the Securities and Exchange Commission will not make, to any third party any disparaging, untrue, or misleading written or oral statements about or relating to Executive. The foregoing provision shall not be effective with respect to any information required to be disclosed by the Executive, Company or named executive officers by the order of a court or administrative agency, subpoena or other legal or administrative demand, or as permitted within Paragraph 8.
7.Protective Agreement. The Executive acknowledges and agrees that he shall continue to be bound by the terms and conditions of Section 4 of the Employment Agreement, the terms of which are incorporated herein by reference.
8.Permitted Activities. Notwithstanding any other provision of this Agreement or the Employment Agreement, nothing in this Agreement is intended to, or does, preclude Executive from (i) contacting, reporting to, responding to an inquiry from, filing a charge or complaint with, communicating with, or otherwise participating in an investigation conducted by, the EEOC, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency, commission, or regulatory body; (ii) giving truthful testimony or making statements under oath in response to a subpoena or other valid legal process or in any legal proceeding; (iii) otherwise making truthful statements as required by law or valid legal process; (iv) engaging in any concerted or other legally protected activities; or (v) disclosing a trade secret in confidence to a governmental official, directly or indirectly, or to an attorney, if the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law.
Furthermore, notwithstanding the provisions herein, the Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive likewise understands that, if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secret(s) to his attorney and use the trade secret information in the court proceeding, if the Executive (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.
9.Severability. If any provision of this Agreement shall be found by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify the Agreement so that, once modified, the Agreement will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.
10.Waiver. A waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Executive. No waiver shall be valid unless in writing and signed by an authorized officer of the Company.
11.Miscellaneous Provisions.
(a)[Reserved]
(b)Representation. The Executive represents and certifies that he has carefully read and fully understands all of the provisions and effects of this Agreement, has knowingly and voluntarily entered into this Agreement freely and without coercion, and acknowledges that the Company advised him to consult with an attorney prior to executing this Agreement. The Executive is voluntarily entering into this Agreement and neither the Company nor its employees, officers, directors, representatives, attorneys or other agents made any representations concerning the terms or effects of this Agreement other than those contained in the Agreement itself and the Executive is not relying on any statement or representation by the Company or any other Released Parties in executing this Agreement. The Executive is relying on his own judgment and that of his attorney to the extent so retained. The Executive also specifically affirms that this Agreement clearly expresses his intent to waive fraudulent inducement claims, and that he disclaims any reliance on representations about any of the specific matters in dispute.
(c)Return to Property. On the Separation Date or a date agreed to by the parties, the Executive shall return to the Company all of the Company’s and the Parent’s and their respective subsidiaries property that is in the Executive’s possession, custody or control, including, without limitation, (i) all keys, access cards, badges, credit cards, mobile devices, computer hardware, computer software, data, materials, documents, records, policies, client and customer information, marketing information, design information, specifications and plans, data base information and lists, and any other property or information of the Company, the Parent and their subsidiaries (whether those materials are in paper or computer-stored form), and (ii) all documents and other property containing, summarizing, or describing any Confidential Information (as defined in the Employment Agreement), including all originals and copies.
12.Complete Agreement. This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior agreements or understandings, whether oral or written, between the parties pertaining to actual or potential claims arising from the Executive’s employment with the Company and the Parent, or the termination of the Employment Agreement; and provided, further, that all obligations and rights arising under Sections 4 and 6(d) of the Employment Agreement, which are incorporated by reference herein, shall not be superseded and shall remain in full force and effect. The Company’s payment obligations under this Agreement shall become effective on the Effective Date, defined below, and are contingent upon the Executive’s compliance with his obligations hereunder. The Executive expressly warrants and represents that no promise or agreement which is not herein expressed has been made to him in executing this Agreement. The Executive further expressly represents and warrants that he will not hereafter seek reinstatement or re-employment with the Company, the Parent or any of their respective subsidiaries or affiliates.
13.No Pending Lawsuits. The Executive represents that he has no lawsuits, claims or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the Released Parties.
14.No Admission of Liability. The Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by the Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Executive or any third party.
15.Repayment. If the Executive or his heirs, executors, administrators, successors or assigns (a) is in breach of or breaches Paragraphs 4, 5, 6, 7 11(c) or 16 of this Agreement, (b) attempts to challenge the enforceability of this Agreement, or (c) files a charge of discrimination, a lawsuit of any kind or nature against one or more of the Released Parties, or a claim of any kind or nature against one or more of the Released Parties, the Executive or his heirs, executors, administrators, successors or assigns shall be obligated to tender back to the Company, as a contractual remedy hereunder, all payments made to him or them under Paragraph 2 of this Agreement, or any amount of actual damages proven by the Company, if greater. Further, the Executive shall indemnify and hold harmless the Company, its shareholders, employees, officers, directors and other agents from and against all claims, damages, demands, judgments, losses, costs and expenses, including attorneys’ fees, or other liabilities of any kind or nature arising out of said breach, challenge or action by the Executive, his heirs, executors, administrators, successors or assigns. The Company and the Executive acknowledge that the remedy set forth hereunder is not to be considered a form of liquidated damages and the tender back shall not be the exclusive remedy hereunder.

16.Future Cooperation. Upon request, Executive agrees to provide assistance and cooperation, without the necessity of subpoena, in any matter or matters (including but not limited to any regulatory, law enforcement or judicial investigations or proceedings, mediations, arbitrations or lawsuits, any claim negotiations with customers or suppliers, or otherwise) of which the Company identifies Executive as potentially having knowledge (or otherwise relating to Executive’s expertise or experience), where deemed appropriate by the Company, including providing information, preparing for, and/or attending any hearing or proceeding (whether relating to the Company’s defense or prosecution of any existing or future actions, arbitrations, claims or litigations or otherwise). The Company will reimburse Executive for the reasonable costs and expenses in connection therewith, such as travel or lost compensation, provided however that such reimbursements (i) are not intended to influence in any way the testimony Executive gives under oath, and Executive agrees to testify truthfully and (ii) do not encompass attorney’s fees incurred by Executive. The Company’s agreement to reimburse Executive through this Agreement is not based, conditioned or contingent in any way on the substance, content or efficacy of Executive’s testimony, or the outcome of any particular matter.
17.Amendment. This Agreement may not be altered, amended, or modified except in writing signed by both the Executive and the Company.
18.Joint Participation. The parties hereto participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.
19.Time in Which to Consider. The Executive shall have twenty-one (21) days in which to consider this Agreement, although the Executive may accept this Agreement at any time prior to the expiration of such twenty-one (21)-day period. Any changes to this Agreement, whether material or immaterial, do not restart the running of the consideration period.
20.Revocation and Effective Date. The Executive may revoke any acceptance of this Agreement within seven (7) days, and this Agreement shall not become binding or enforceable until this seven (7) day period has expired without the Executive having so revoked. This Agreement shall become effective on the eighth (8th) day following the Executive’s signing of this Agreement (the “Effective Date”). To revoke this Agreement, the Executive must provide a signed written notice of revocation addressed to Mindy McPheeters, Spirit Senior Vice President, General Counsel & Corporate Secretary, 3801 S. Oliver St., Wichita, Kansas 67210, postmarked or placed for delivery by a common carrier for overnight delivery no later than the seventh (7th) day after the Executive executes this Agreement.
21.Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Kansas, and any court action commenced to enforce this Agreement shall have as its sole and exclusive venue the County of Sedgwick, Kansas. In addition, the Executive and the Company waive any right he or it may otherwise have to a trial by jury in any action to enforce the terms of this Agreement.

22.Execution of Agreement. This Agreement may be executed in counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Agreement. This Agreement, to the extent signed and delivered by means of a facsimile machine or by PDF file (portable document format file), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the originally signed version delivered in person. At the request of any party hereto, each other party shall re-execute original forms hereof and deliver them to all other parties.
PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.
THE EXECUTIVE acknowledges and understands that he has been afforded twenty-one (21) days to consider the Agreement and to have the Agreement reviewed by AN attorney, if he so chooses. THE EXECUTIVE further understands that he has seven (7) days to revoke the Agreement after the date she signs the Agreement.
IN WITNESS WHEREOF, the Executive, the Company and the Parent have voluntarily signed this Separation Agreement and General Release consisting of eight (8) pages effective as of the Effective Date.

SPIRIT AEROSYSTEMS, INC.		Alan Young

By:	/s/ Justin T. Welner
Its:	Senior Vice President, Chief Administration and Compliance Officer	/s/ Alan W. Young
7/20/24
SPIRIT AEROSYSTEMS HOLDINGS, INC.

By:	/s/ Jason P. Hohl

Its:	Vice President, Human Resources